Filed Pursuant to Rule 424(b)(3)
Registration No. 333-207952
STEADFAST APARTMENT REIT III, INC.
SUPPLEMENT NO. 3 DATED MAY 31, 2018
TO THE PROSPECTUS DATED APRIL 11, 2018

This document supplements, and should be read in conjunction with, our prospectus dated April 11, 2018, as supplemented by Supplement No. 1, dated April 11, 2018, and Supplement No. 2, dated May 15, 2018, relating to our offering of up to $1,300,000,000 in shares of our common stock. Terms used and not otherwise defined in this Supplement No. 3 shall have the same meanings as set forth in our prospectus. The purpose of this Supplement No. 3 is to disclose:

•	the status of our public offering; and
•	the decision of our board of directors to terminate our initial public offering on or about August 31, 2018.
Status of Our Public Offering

We commenced our initial public offering of up to $1,300,000,000 in shares of our common stock on February 5, 2016. We are offering up to $1,000,000,000 in shares of our common stock to the public in our primary offering, consisting of Class A common shares, Class R common shares and Class T common shares, and up to $300,000,000 in shares of our common stock pursuant to our distribution reinvestment plan, consisting of Class A common shares, Class R common shares and Class T common shares. As of May 29, 2018, we had received and accepted investors’ subscriptions for and issued 3,186,113 shares of our Class A common stock, 406,708 shares of our Class R common stock and 4,074,411 shares of our Class T common stock in our public offering, resulting in gross offering proceeds of approximately $184,441,676, including $4,877,872 in shares issued pursuant to our distribution reinvestment plan.
As of May 29, 2018, approximately 34,232,408 shares of our common stock remained available for sale to the public under our initial public offering, excluding shares available under our distribution reinvestment plan.
We previously disclosed that we may sell shares of our common stock in our initial public offering until the earlier of (i) February 5, 2019, unless further extended as permitted under applicable law or earlier terminated by our board of directors, and (ii) the date on which the maximum offering amount has been sold. As further described herein, our board of directors determined to terminate our initial public offering on or about August 31, 2018.

Decision to Terminate Our Initial Public Offering
Our board of directors has determined that it is in our and our stockholders’ best interest to terminate our initial public offering on or about August 31, 2018.